Exhibit 10.3

Execution Copy

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into on August 28, 2023 (the “Signing Date”) between ACER THERAPEUTICS INC., a Delaware corporation, with its principal place of business at 300 Washington Street, Suite 356, Newton, MA, 02458 USA (“Acer”), and RELIEF THERAPEUTICS HOLDING SA, a company organized and existing under the laws of Switzerland and having its registered address at Avenue de Secheron 15, 1202 Geneve, Switzerland (“Relief”). Relief and Acer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases.

WHEREAS, Acer owns or Controls certain Know-How, patents, technology, documentation, data, and other materials related to Product (each as defined herein).

WHEREAS, Acer and Relief entered into that certain Collaboration and License Agreement dated March 19, 2021, as amended by the “Waiver and Agreement” dated October 6, 2021 and the related Clinical Supply and Quality Agreements dated January 12, 2022 (individually and collectively the “Collaboration Agreement”) whereby among other things: (a) Acer granted, and Relief received, an exclusive license under Acer’s relevant intellectual property rights with respect to Product in the Relief Territory; (b) Acer granted, and Relief received, the right to obtain sixty percent (60%) of all Net Profits in the Acer Territory in the Net Profit Term and (c) Relief granted, and Acer received, the right to obtain fifteen percent (15%) of all Net Sales in the Relief Territory in the Royalty Term (all terms in capitals in this recital as defined in the Collaboration Agreement).

WHEREAS, upon and subject to the terms and conditions of a certain termination agreement also dated as of the Signing Date (the “Termination Agreement”), the Parties have mutually agreed to terminate the Collaboration Agreement, and enter into a new exclusive license for the Development and Commercialization by Relief of the Product in the Relief Territory, all as defined in this Agreement, upon the terms and conditions stated herein.

WHEREAS, the Parties have mutually agreed that this Agreement will be effective as of the date of receipt of the Initial Payment (as defined in the Termination Agreement).

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, will have the meanings set forth in this Article 1.

1.1 “Acer” has the meaning set forth in the preamble.

1.2 “Acer Indemnitees” has the meaning set forth in Section 7.1.

1.3 “Acer Know-How” means all unpatented inventions, technology, methods, materials (including biological and pharmaceutical materials), Know-How, studies, pre-clinical and clinical data (including toxicology, safety data, and bioequivalence studies), tests and assays, reports, manufacturing processes (including manufacturing batch records to support regulatory approvals), regulatory filings (including drafts) and approvals and other information Controlled by Acer, in each case that relate to Product or the subject matter claimed in the Patent Rights.

1.4 “Acer Patents” means (a) the patents and patent applications set forth in Exhibit A, (b) any other patents and patent applications Controlled by Acer during the Term that Cover Product, and (c) any reissue, divisional, continuation, reexamination, renewal, extension or supplementary protection certificate for each of the foregoing patents and patent applications either now pending or pending in the future, including all foreign and international counterparts and related patents and patent applications either now pending or pending in the future.

1.5 “Acer Sublicense” has the meaning set forth in Section 9.2(b).

1.6 “Acer Technology” means the Acer Know-How, the Acer Patents, the BCM Patents and Subject Technology.

1.7 “Acer Technology License” has the meaning set forth in Section 9.2(a).

1.8 “Acer Territory” means the entire world, other than the Relief Territory.

1.9 “Affiliate” means, with respect to a Party, any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with such Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stocking of such entity, by contract or otherwise.

1.10 “Agreement” has the meaning set forth in the preamble.

1.11 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitration panel, Regulatory Authority, governmental agency or any authority having jurisdiction over or related to subject item or subject person, including laws regulating pharmaceutical products, FDCA, GCP, GMP, the FCPA, Export Control Laws and other applicable laws.

1.12 “BCM License” means, collectively, the Exclusive License Agreement effective as of April 4, 2014, by and between Baylor College of Medicine (“BCM”) and Acer, as amended by the First Amendment to License Agreement effective as of April 28, 2014, as further amended by the Second Amendment to License Agreement effective as of March 17, 2015, as further amended by the Third Amendment to License Agreement effective as of September 8, 2016, as further amended by the Fourth Amendment to License Agreement effective as of May 12, 2018, and as further amended by the Fifth Amendment to License Agreement effective as of March 1st 2021.

1.13 “BCM Patents” means (a) the patents and patent applications set forth in Exhibit B and (b) any reissue, divisional, continuation, reexamination, renewal, extension or supplementary protection certificate for each of the patents and patent applications set forth in Exhibit B either now pending or pending in the future, including all foreign and international counterparts and related patents and patent applications either now pending or pending in the future.

1.14 “Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by Applicable Laws to be closed in New York, New York, U.S.

1.15 “CDMCs” means contract development and manufacturing companies.

1.16 “Clinical Supply and Quality Agreement” has the meaning set forth in Section 3.2(d).

1.17 “Commercial Supply and Quality Agreement” has the meaning set forth in Section 4.2.

1.18 “Commercialize” or “Commercialization” means any and all activities effective to manufacture for commercial purposes, market, promote, advertise, sell, offer for sale, have sold or otherwise dispose of, transport, distribute, import or export, as well as branding, preparation for the launch and medical education regarding the Product, and interacting with Regulatory Authorities in connection with any of the foregoing after all Regulatory Approvals have been obtained in the applicable country. The term “Commercialized” has a correlative meaning.

1.19 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party pertaining to a particular objective, the efforts and resources commonly used by a similarly situated (with respect to size, stage of development and assets) biotechnology or pharmaceutical company for similarly situated pharmaceutical products or product candidates, as applicable, to accomplish a similar objective under similar circumstances exercising reasonable business judgment, taking into account the following factors to the extent applicable: (a) stage of development; (b) efficacy and safety issues; (c) characteristics of competitive products in or anticipated to be in the marketplace as well as the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity) and any Third Party intellectual property rights; (d) process development, scale-up or manufacturing; (e) cost and likelihood of obtaining regulatory approval; (f) actual or anticipated regulatory authority approved labeling; and (g) projected or actual economic return. Commercially Reasonable Efforts will be determined on a country-by-country and indication-by-indication basis for Product, and it is anticipated that the level of effort may be different for different countries and indications, and may change over time, reflecting changes in the status of Product (including relative to this Agreement) and the country(ies) and indication(s) involved.

1.20 “Commercial Viability” means the case in which (a) the ratio of Product’s Cost of Goods over the awarded actual/expected Net Selling Price is lower than 20.00% (twenty per cent) in all the following countries of the Relief Territory: Italy, Germany, Spain, UK, France, Belgium and, (b) it reasonably allows Relief to reach a cumulative breakeven point within the term of 3 (three) years from the First Commercial Sale.

1.21 “Competing Product” means any pharmaceutical product (a) containing phenylbutyrate, or (b) indicated for the treatment of UCDs involving deficiencies of pharmcarbamylphosphate synthetase (CPS), or ornithine transcarbamylase (OTC), or argininosuccinic acid synthetase (AS).

1.22 “Confidential Information” means all information and Know-How and any tangible embodiments thereof and other materials provided by or on behalf of the Disclosing Party to the Receiving Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement or that otherwise relates to Acer Technology, whether disclosed orally, visually, electronically, in writing or in other tangible or intangible form, and which may include data, knowledge, practices, processes, ideas, research plans, antibodies, small molecules, compounds, targets, biological and chemical formulations, structures and designs, laboratory notebooks, proof of concept and pre-clinical studies, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided that Confidential Information, to the extent relating to Acer Technology, will be deemed Confidential Information of Acer.

1.23 “Control” means, with respect to any item of Know-How, Patent Rights or other intellectual property rights, the ability and authority of a Party or its Affiliates, whether arising by ownership, possession, or pursuant to a license or sublicense (other than by operation of the license and other rights granted in this Agreement) or a right to acquire (by option or otherwise), to grant licenses, sublicenses or other rights to the other Party under or to such item of Know-How, Patent Rights or other intellectual property rights as provided for in this Agreement, without breaching the terms of any agreement between such Party and any Third Party. The term “Controlled” will be construed accordingly.

1.24 “Cost of Goods” or “CoGs” means, as to Product, the cost of such Product in final marketed form, which will (a) be determined in accordance with GAAP as applied by the Party performing or contracting for each stage of the manufacturing process, (b) consist of direct labor, direct material, product testing direct costs, and (c) excluding any Acer’s surcharge on the supply of Product to Relief.

1.25 “Cover” means, with respect to any Patent Right, that the use, manufacture, sale, offer for sale, research, development, commercialization, importation or other commercial exploitation of the subject matter in question by an unlicensed entity would infringe an issued or pending claim of such Patent Right.

1.26 “Development” (with a correlative meaning for “Develop,” “Developing” and “Developed”) means all activities that relate to the development of Product or that are necessary or useful to obtain or maintain regulatory approval for Product, including all non-clinical studies and clinical trials of Product, technology transfer, manufacture process development, manufacture and distribution of Product for use in clinical trials (including placebos and comparators), statistical analyses and the preparation and submission of regulatory materials and other regulatory activities related to Product.

1.27 “Development Activities” means all Development activities performed by or on behalf of a Party in its own Territory.

1.28 “Development Data” means all data generated by or on behalf of Relief or its Affiliates or Acer or its Affiliates in the course of, and as a result of, the performance of the Development Activities and directly relating to the Development of Product in a Territory (before or after the Effective Date), including data related to all non-clinical studies and clinical trials of such Product, which for clarity may include data from clinical trials in the U.S. and the European Union, technology transfer, manufacture process development, manufacture and distribution of such Product for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation and submission of regulatory materials and other regulatory activities related to such Product.

1.29 “Disclosing Party” has the meaning set forth in Section 8.1.

1.30 “Effective Date” has the meaning set forth in Section 2.2.

1.31 “European Union” or “EU” means the economic, scientific and political organization of twenty-seven (27) European Union member states as of the Effective Date, specifically including any country that was a European Union member state as of the Effective Date, and excluding any country that was not a member as of the Effective Date, whether or not such country is a participating member as of the applicable time.

1.32 “Executive Officers” has the meaning set forth in Section 11.2.

1.33 “Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.34 “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.

1.35 “FDA” means the U.S. Food and Drug Administration or any successor Regulatory Authority thereto in the U.S. having substantially the same function.

1.36 “FDCA” means the U.S. Food, Drug, and Cosmetic Act.

1.37 “Field” means all indications or treatments of humans using Product.

1.38 “First Commercial Sale” means, with respect to Product and a Party, on a country-by-country basis, the first sale by such Party or its Affiliates, or their respective licensees, assignees or successors, for value for end use or consumption of Product in a country in the Relief Territory after the governing Regulatory Authority of such country has granted Regulatory Approval of such Product. For clarity, any sale of Product prior to receipt of Regulatory Approval, such as compassionate use, named patient use, clinical trial purposes or other similar uses, will not constitute a First Commercial Sale.

1.39 “FTE” means a total of 49 weeks or 1960 hours per year of work on Development or Commercialization of Product carried out by employees of a Party having the appropriate relevant expertise to conduct such activities.

1.40 “FTE Costs” mean the number of relevant FTEs multiplied by the applicable FTE rate, with FTE rates to be mutually agreed upon and set consistent with industry standards taking into account employee function, role and geographic location.

1.41 “GAAP” means (a) generally accepted accounting principles in the U.S. or internationally, as appropriate, consistently applied, or (b) the international financial reporting standards (“IFRS”) if a Party uses IFRS, consistently applied.

1.42 “GCP” means the Good Clinical Practices officially published by the European Medicines Agency and any successor agency, the FDA and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the Development of Product.

1.43 “GMP” means those laws and regulations applicable in the U.S. referred to as Current Good Manufacturing Practices and in the European Union, relating to the manufacture of medicinal products for human use, including current good manufacturing practices as specified in the ICH guidelines, including ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients,” US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 2003/94/EC that may be in effect from time to time and are applicable to the Development or manufacture of Product.

1.44 “Improvements” means any invention, discovery, advancement, development, creation, and intellectual property (including patent, copyright, trade secret and application of patent) which: (a) is invented, developed, authored, created, or reduced to practice by or on behalf of Relief or an Affiliate of Relief (or Relief’s or its Affiliate’s personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise having an obligation to assign inventions to) Relief or its Affiliates); and/or (b) is invented, developed, authored, created, or reduced to practice by or on behalf of Acer or an Affiliate of Acer (or Acer’s or its Affiliate’s personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise having an obligation to assign inventions to) Acer or its Affiliates) and (c) meets at least one of the following criteria: (i) is an improvement or modification to the Acer Technology (including but not limited to improvements or modifications to Product or its formulation and use of Product alone or in combination with other drugs); (ii) utilizes, incorporates, or reads upon any element of the Acer Technology; and (iii) is invented, developed, authored, created, or reduced to practice using the Acer Technology.

1.45 “IND” means an investigational new drug application, clinical trial application, clinical trial exemption or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

1.46 “Initial Payment” has the meaning set forth in the Termination Agreement.

1.47 “JSC” has the meaning set forth in Section 2.3.

1.48 “Know-How” means tangible and intangible information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), processes, formulations, compounds, products, biological materials, cell lines (it being understood that any rights to use “Know-How” include the rights to use such cell lines), samples of assay components, media, designs, formulas, ideas, programs, software models, algorithms, developments, experimental works, protocols, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and non-clinical and clinical data and results), compilations of data, other works of analytical and quality control data, results, descriptions, compositions of matter, regulatory submissions, minutes, correspondence and strategy.

1.49 “Losses” has the meaning set forth in Section 7.1.

1.50 “MAA” means a new drug application required for Regulatory Approval as a pharmaceutical product by the EMA or an equivalent application to the equivalent agency in any other country or group of countries of the Relief Territory.

1.51 “Mix-Aid” means the registered trademarks set forth in the Exhibit C.

1.52 “MSUD” means maple syrup urine disease.

1.53 “Net Sales” means the gross amount billed or invoiced by Relief, its Affiliates or their respective licensees, sub-licensees, assignees or successors for their sales of Product, to independent Third Party customers, in bona fide arm’s length transactions, less deductions for (a) quantity, trade, cash or other discounts, allowances, credits or rebates (including customer rebates) actually allowed or taken, (b) amounts deducted, repaid or credited by reason of rejections or returns of goods and government mandated rebates, or because of clawbacks or retroactive price reductions, and (c) taxes, tariffs, duties or other governmental charges or assessments (including any sales, value added or similar taxes other than an income tax) levied, absorbed or otherwise imposed on or with respect to the production, sale, transportation, delivery or use of Products. A Product shall be considered sold when billed out or invoiced. To the extent applicable, components of Net Sales shall be determined in the ordinary course of business in accordance with GAAP. For the purposes of calculating Net Sales, the Parties understand and agree that (i) Affiliates or Relief and its Affiliates’ respective licensees, sub-licensees, assignees or successors shall not be regarded as independent Third Party customers and (ii) Net Sales shall not include Products distributed for product Development purposes, including for use in pre-clinical or clinical trials. For the avoidance of doubt, any co-promotion partner of Relief or its Affiliates who requires revenue recognition in connection with the sale of Products shall be treated in the same manner as an Affiliate of Relief for purposes of the definition of Net Sales.

1.54 “Net Selling Price” means the net sales per single gram of NaPB according to the reference analysis of NaPB in the Relief Territory, on a country by country basis.

1.55 “Olpruva” means the registered trademarks set forth in the Exhibit C.

1.56 “Party” or “Parties” has the meaning set forth in the preamble.

1.57 “Patent Rights” means (a) the Acer Patents and (b) the BCM Patents.

1.58 “Product” means a pharmaceutical composition or preparation which consists of or includes sodium phenylbutyrate (“NaPB”), including the product known with the code name ACER-001 and/or the trademark Olpruva as described in Schedule 1.5.

1.59 “Product Trademark” means any trademark, trade name or brand name, whether or not registered or capable of registration and all goodwill relating or attached thereto as well as any mark, symbol, word or other graphic or literal description used directly or indirectly, to Develop and Commercialize the Product. For the purpose of this definition, the Product Trademarks includes the trademarks Olpruva and Mix-Aid.

1.60 “Receiving Party” has the meaning set forth in Section 8.1.

1.61 “Regulatory Approval” means all approvals, including pricing approvals, that are necessary for the commercial sale of Product in a given country.

1.62 “Regulatory Authority” means any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country, including the FDA and the European Medicines Agency.

1.63 “Relief” has the meaning set forth in the preamble.

1.64 “Relief Indemnitees” has the meaning set forth in Section 7.2.

1.65 “Relief Termination” has the meaning set forth in Section 3.3(a).

1.66 “Relief Territory” means the European Union, as defined herein, Liechtenstein, San Marino, Vatican City, Norway, Iceland, Principality of Monaco, Andorra, Gibraltar, Switzerland, the United Kingdom, Albania, Bosnia, Kosovo, Montenegro, Serbia and North Macedonia.

1.67 “Royalty Payment” shall have the meaning given in Section 5.2.

1.68 “Royalty Term” means, on a country-by-country and indication-by-indication basis, the period from the Effective Date until the earlier of the following two events occurs: (a) the expiry of the last Acer Patent Covering the manufacture, use, sale, offer for sale or import of Product in that country for such indication; and (b) twelve (12) years from the First Commercial Sale of Product in that country for such indication.

1.69 “Significant European Market” means Germany, Spain, United Kingdom, France or Italy.

1.70 “Subject Technology” has the meaning prescribed to it under the BCM License.

1.71 “Sublicense Participation” has the meaning set forth in Section 5.3.

1.72 “Term” has the meaning set forth in Section 10.1.

1.73 “Termination Agreement” has the meaning set forth in the Preamble.

1.74 “Territory” means either the “Acer Territory” or the “Relief Territory”.

1.75 “Third Party” means any person or entity other than Relief or Acer or an Affiliate of either Party.

1.76 “Third Party Claim” has the meaning set forth in Section 7.1.

1.77 “UCD(s)” means urea cycle disorder(s).

1.78 “U.S.” means the United States of America and its territories and possessions.

ARTICLE 2

LICENSE, CONDITION PRECEDENT AND GOVERNANCE

2.1 Exclusive License. Starting from the Effective Date and subject to all the terms and conditions of this Agreement, Acer grants to Relief the Acer Technology License and Acer Sublicense in accordance with the terms set forth in Section 9.2.

2.2 Condition Precedent. The effectiveness of this Agreement and of any right and obligation herein is subject to Relief’s receipt of the entire Initial Payment. The date of Relief’s receipt of the Initial Payment shall be considered as the effective date of this Agreement (“Effective Date”).

(a) Exclusively upon and subject to Relief’s receipt of the Initial Payment:

(i) the Collaboration Agreement shall be deemed as terminated; and

(ii) this Agreement and the Clinical Supply and Quality Agreements shall become effective.

(b) If the Initial Payment is not executed in accordance with the terms of the Termination Agreement, Relief will be entitled, at its sole election and discretion, to:

(i) enforce its right to receive the Initial Payment under the Termination Agreement and in this event: (A) the Collaboration Agreement shall remain in full force and effect until Relief’s receipt of the Initial Payment; and (B) this Agreement and the related Clinical Supply and Quality Agreements shall become effective only upon and subject to Relief’s receipt of the Initial Payment;

(ii) terminate this Agreement upon written notice to Acer and in this event: (A) the related Clinical Supply and Quality Agreements shall be considered as null, void and of no legal effect; and (B) the Collaboration Agreement shall continue to be fully effective in all its terms and conditions.

(iii) in both cases (i) and (ii), claim damages for the alleged breach.

2.3 Joint Steering Committee. The Parties hereby establish a joint steering committee (the “JSC”) to review the Development and Commercialization in the Relief Territory, and to encourage and facilitate the ongoing cooperation and communication between the Parties regarding the Development and Commercialization in the Parties’ respective Territories. The JSC will in particular:

(a) Review and monitor Development of the Product by the Parties in any indication and review Relief’s EU Development plan for the Product in any jurisdiction, whether leading up to Regulatory Approval or following Regulatory Approval, and any material modifications to any such Development plan;

(b) Review relevant Development Data and timely share information on progress of Development;

(c) Review Acer’s contractual establishment, qualification and maintenance of the manufacturing facilities and processes for purposes of manufacture and supply of Product for Development and Commercialization;

(d) Review and discuss either Party’s plans to advance, suspend or terminate Development of Product (on a country-by-country and indication-by-indication basis) at key decision points, including, but not limited to, the initiation or continuation of clinical trials and filing of applications for Regulatory Approval;

(e) Review either Party’s plans for Commercialization of Product in any jurisdiction, including with respect to identifying jurisdictions to pursue and access to those markets, activities leading up to launch in such jurisdiction of Product, reimbursement status of Product in a jurisdiction, and other relevant considerations for Commercialization in a particular jurisdiction;

(f) Review and discuss CoGs optimization by Acer and the Product’s Commercial Viability.

(g) Serve as a forum for the discussion of any safety, scientific or technical concerns regarding Development, Commercialization or the manufacture and supply of the Product;

(h) Serve as a forum for the discussion of intellectual property strategy with respect to Product, including reviewing and updating such strategy; and

(i) Perform such other appropriate activities and functions and make such other appropriate decisions as agreed by the Parties in writing.

2.4 Limitations of JSC Authority. The JSC will only have the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement and will not have the authority to: (a) modify or amend the terms and conditions of this Agreement; or (b) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

2.5 JSC Membership and Meetings.

(a) JSC Members. The JSC will consist of an equal number of members from each Party, initially with three (3) appointed by Acer and three (3) appointed by Relief, each of whom will have appropriate technical credentials, experience, knowledge and authority within such Party’s organization. Further, one (1) of such appointed members of the JSC by each Party will be its key person (each, a “Key Person”) to oversee such Party’s efforts with respect to Development and Commercialization in its Territory. Initial members for the JSC will constitute: Relief nominees, Paolo Galfetti, Marco Marotta, and Giorgio Reiner; and Acer nominees, Chris Schelling, John Klopp and Adrian Quartel. Each Party may replace its representatives on the JSC by written notice to the other Party.

(b) Meetings. The JSC will hold meetings at such times as it elects to do so, but such meetings will be held at least once every calendar quarter unless the JSC decides on a different frequency. Meetings of the JSC may be held in person, or by audio or video teleconference, at the JSC’s discretion, with in-person JSC meetings being held at locations selected on an alternating basis by the Parties. Each Party will be responsible for all of its own expenses in connection with participating in the JSC meetings.

(c) Non-Member Attendance. Each Party may from time to time invite a reasonable number of its representatives, who are not members of the JSC, to attend the JSC meetings in a non-voting capacity; provided, that such participants are bound by confidentiality and non-use obligations consistent with the terms of this Agreement; and provided, further, that each Party will provide reasonable prior written notice to the other Party if it has invited any Third Party (including any consultant) to attend such a meeting and the attendance of such Third Party will be subject to the consent of the other Party, which consent must not be unreasonably withheld or delayed.

2.6 No Decision-Making. The JSC shall be for communication and consultation purposes only, and shall have no decision-making authority. Each Party will be responsible for ensuring that, at all times, its representatives on the JSC act reasonably and in good faith in carrying out their respective responsibilities hereunder. Each Party will consider in good faith any recommendations brought to the JSC by the other Party.

ARTICLE 3

DEVELOPMENT

3.1 Acer Know-How Transfer for Developing Product. Acer will transfer the Acer Know-How to Relief starting within fifteen (15) Business Days after the Effective Date for Development in the Relief Territory, including all information to the extent in its possession concerning the Product necessary for the Development and Commercialization thereof, including information regarding its characterization, summaries of the status of its Development, all INDs filed anywhere in the world with respect to Product, all human clinical trial data and results related to the Product and all existing IND-enabling data. For avoidance of doubt, Acer’s obligation to support and provide Relief with Acer Know-How shall be ongoing throughout the Term of this Agreement. The activities to be performed by Acer pursuant to this Section 3.1 shall be subject to the following: (A) Acer shall transfer any available, or easily available, documentation, data or information free of charge; (B) in case of Relief’s request of other documentation, data, information or support, Relief shall reimburse to Acer the Acer’s reasonable FTE Costs required for such purpose, except that such activities shall be performed by Acer free of charge to Relief to the extent that the activities are related to, or concern the, UCDs; (C) Relief shall refund to Acer all the reasonable out-of-pocket expenses borne by Acer and agreed in advance. For the sake of clarity, Acer shall not charge to Relief the fees related to activities performed by Third Parties which could have been reasonable performed by Acer’s FTEs.

(a) Upon Relief’s request, Acer shall provide Relief with all then currently available Development Data and other information that is necessary or reasonably useful for Relief to Develop and Commercialize the Product in the Relief Territory. Any unreasonable delay by Acer in providing information that is necessary or useful in the Development or Commercialization of the Product in the Relief Territory shall toll the time for Relief to meet the timing requirements set forth in Section 3.2 and will be extended by the amount of time of Acer’s unreasonable delay.

(b) The Parties shall each prepare semi-annual written updates on Improvements and the Acer Technology, which shall include at least a description of (i) newly developed Improvements and Acer Know-How, (ii) strategy and activities for further Improvements and Acer Know-How, and (iii) current status, strategy, and activities for Acer Patents, BCM Patents and patenting of any Improvements, which updates shall be provided to the JSC in advance of the next scheduled JSC meeting and each Party shall have the right to reasonably request additional information from the other Party regarding the status and progress in this regard. Such updates will include activities undertaken by or on behalf of each Party since the last update was delivered, and the activities scheduled by or on behalf of each Party during the next twelve (12)-month period and the expected timing of such activities (including the estimated dates of initiation and completion of such activities).

3.2 Development. Relief will be responsible, at its own expense, for conducting Development in the Relief Territory and as set forth in this Section 3.2.

(a) Subject to the occurrence and continuation of Product’s Commercial Viability throughout the term of this Agreement, Relief will exercise Commercially Reasonable Efforts for Development in the Relief Territory. In furtherance thereof, Relief will be deemed to have exercised Commercially Reasonable Efforts for Development in the Relief Territory if it files an MAA for Regulatory Approval for the Product in the EU within three (3) years from the first positive assessment of Commercial Viability. Commercial Viability will be assessed every 6 months after the Effective Date while Relief maintains the License granted under this Agreement.

(b) Acer will provide Relief with reasonable assistance for Regulatory Approvals in the Relief Territory. The activities to be performed by Acer pursuant to this Section 3.2 shall be subject to the following: (i) Acer shall transfer any available, or easily available, documentation data or information free of charge; (ii) in case of Relief’s request of other documentation, data, information or support, Relief shall reimburse to Acer the Acer’s reasonable FTE Costs required for such purpose, except that such activities shall be performed by Acer free of charge to Relief to the extent that the activities are related to, or concern the, UCDs; (iii) Relief shall refund to Acer all the reasonable out-of-pocket expenses borne by Acer and agreed in advance. For the sake of clarity, Acer shall not charge to Relief the fees related to activities performed by Third Parties which could have been reasonable performed by Acer’s FTEs.

(c) Relief will not take action in respect of Development in the Relief Territory that would reasonably be expected to materially adversely impact the ability of Acer to obtain Regulatory Approval (in addition to the FDA Regulatory Approval of December 22, 2022) or to Commercialize outside the Relief Territory.

(d) At Relief’s expense, Acer will supply the Product to Relief for Development in the Relief Territory at Acer’s Cost of Goods according to a certain Clinical Supply Agreement and a certain Quality Technical Agreement (together, the “Clinical Supply and Quality Agreements”) based on Acer’s agreements with Third Party CDMCs for the manufacture and supply of Product, also executed between the Parties as of the Signing Date.

(e) Upon Relief’s request and, in any case, in the JSC meetings, Acer shall keep Relief informed about its Development strategy for the Product in any indication in the countries outside the Relief Territory. The Parties agree that Relief shall have the right to request any change to Acer’s Development strategy which is reasonably required in order to support Relief’s Development in the Relief Territory. Acer shall consider in good faith and, if mutually agreed with Relief, implement such change, provided that (i) Relief shall pay any costs required by such change and (ii) the change does not unreasonably affect or delay the Development strategy or timeline set by Acer in its territories. For avoidance of doubt, Acer will not take action in respect of Development in the Acer Territory that would reasonably be expected to materially adversely impact the ability of Relief to obtain Regulatory Approval or to Commercialize in the Relief Territory.

3.3 Relief Termination.

(a) Notwithstanding any other provision of this Agreement to the contrary, Relief may for any reason in its sole discretion decide on three (3) months’ written notice (or any shorter period to which Acer agrees in its sole discretion) to not proceed with Development and Commercialization in all countries within the Relief Territory (a “Relief Termination”), in which case (i) Relief will not be responsible for any further monetary or other obligations to Acer that accrue following a Relief Termination, but without limiting its obligations for activities and obligations prior to such cessation, (ii) all payments made by Relief under this Agreement as of the Relief Termination (and any other payments and reimbursements) are non-refundable and (iii) all rights and data with respect to Product will thereupon revert or transfer to Acer; provided, however, that after the occurrence of the First Commercial Sale in at least one Significant European Market, Relief may decide to not proceed with Development and Commercialization in one or more countries within the Relief Territory which are identified to Acer in writing (the “Excluded Countries”) without triggering a Relief Termination so long as Relief continues to exercise Commercially Reasonable Efforts for Development and Commercialization for the remaining countries within the Relief Territory and otherwise performs this Agreement in accordance with its terms, with Relief agreeing that any Excluded Countries shall, following such identification by Relief to Acer in writing, be excluded from the Relief Territory for purposes of this Agreement.

(b) In the event of a Relief Termination, (i) Acer will immediately regain worldwide rights to Product, and the License shall be immediately terminated except to the extent necessary for Relief to fulfill its ongoing obligations until completed, (ii) all rights and responsibilities of Relief with respect to Development in the Relief Territory will revert to Acer, (iii) Relief will transfer sponsorship of the management of any Development in the Relief Territory to Acer to the extent requested by Acer and (iv) Acer will thereafter be free to Develop and Commercialize the Product anywhere in the world in its sole discretion and at its sole expense, provided that Relief will be responsible for the monetary obligations under Article 5 accrued as of the Relief Termination. Acer shall refund to Relief all the reasonable out-of-pocket expenses borne by Relief in relation to the activities required under this Section 3.3 (b).

3.4 Performance by Relief. Relief will perform Development Activities in accordance with its expertise, the terms and conditions of this Agreement and Applicable Laws, including GCP and GMP to the extent applicable. If there is any conflict between performance in accordance with Applicable Laws and this Agreement, performance in accordance with Applicable Laws will prevail.

ARTICLE 4

COMMERCIALIZATION

4.1 Commercialization of Product in the Relief Territory. Subject to the occurence and continuation of Product’s Commercial Viability, Relief will be responsible for and will use Commercially Reasonable Efforts to Commercialize in the Relief Territory following Regulatory Approval. Relief will own all Regulatory Approvals in the Relief Territory during the Term. Each Party will not take any action in respect of Commercialization in its Territory that would reasonably be expected to materially adversely impact the ability of the other Party to obtain additional Regulatory Approvals or to Commercialize in its Territory.

4.2 Commercial Supply. Acer will supply the Product to Relief for Commercialization in the Relief Territory at Acer’s Cost of Goods. Such supply will be subject to separate Commercial Supply Agreement and Quality Technical Agreement (the “Commercial Supply and Quality Agreement”) to be negotiated in good faith based on Acer’s agreements with Third Party CDMCs for the manufacture and supply of Product within the term of 12 (twelve) calendar months from the Effective Date. The Commercial Supply and Quality Agreement shall include the binding terms detailed in Schedule 4.2. Within twenty (20) calendar days after the Effective Date and during the Term Acer shall promptly share with Relief a copy of the agreements in force with any Third Party CDMC and any amendment thereof.

4.3 Technology Transfer for Manufacture of the Product. At any time after the Effective Date, Relief shall have the right to request Acer to allow the transfer of the manufacture of Product for the Relief Territory to a CDMC designated by Relief which may be located in any country of the world. Acer shall perform its Commercially Reasonable Efforts to support Relief for such transfer. The activities to be performed by Acer pursuant to this Section 4.3 shall be subject to the following: (A) Acer shall transfer any available, or easily available, documentation data or information free of charge; (B) in case of Relief’s request of other documentation, data, information or support, Relief shall reimburse to Acer the Acer’s reasonable FTE Costs required for such purpose; (C) Relief shall refund to Acer all the reasonable out-of-pocket expenses borne by Acer and agreed in advance.

4.4 Product Recalls. Any Product recall to be executed during the Term of this Agreement shall be managed by the Parties in accordance with the terms of the Clinical Supply and Quality Agreement and the Commercial Supply and Quality Agreement, as the case may be. Each Party shall bear the costs and expenses of any recall to the extent such recall results from any cause or event attributable to such party under the above-mentioned agreements.

4.5 Safety Data Exchange. Each Party will promptly inform the other about any relevant safety data concerning the Product that comes to its attention, in particular information concerning adverse drug reactions/experiences. The Parties will negotiate in good faith and enter, not later than 90 (ninety) calendar days before the First Commercial Sale of the Product in the first country of the Relief Territory, into a safety data exchange agreement regarding Product, which will set forth standard operating procedures governing the collection, investigation, reporting and exchange of information concerning adverse drug reactions/experiences sufficient to permit each Party to comply with its regulatory and other legal obligations within the applicable timeframes (the “Safety Date Exchange Agreement” or “SDEA”). The SDEA will (a) identify Relief/its Affiliates/its sublicensees holding a Regulatory Approval for the Product in the Territory which are responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product complaints and safety data relating to Product to the appropriate Regulatory Authorities in the Relief Territory in accordance with all Applicable Laws and (b) allow each Party to comply with all regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in the appropriate format within applicable timeframes. Acer will maintain a global database containing all adverse drug reactions/experiences reported to either of the Parties and that will be used for safety monitoring activities, safety reports and responses to safety queries from Regulatory Authorities for the Product (the “Global Safety Database”). Relief/its Affiliates/its sub-licensees may hold and maintain their own safety database for the Product as needed or required according to local Applicable Laws. Notwithstanding that, Relief/its Affiliates/its sub-licensees shall rely on the data included in the Global Safety Database as complete source for safety monitoring activities, safety reports and responses to safety queries from Regulatory Authorities for the Product.

ARTICLE 5

FINANCIAL PROVISIONS

5.1 Cost for Developing and Commercializing the Product. Relief will be responsible for all costs and expenses for Development (including Regulatory Approval) and Commercialization in the Relief Territory.

5.2 Commercialization of the Product in the Relief Territory. From the Effective Date through the end of the earlier of the Royalty Term or the termination of this Agreement, Relief shall pay to Acer the lesser of (a) ten percent (10%) of Net Sales, or (b) the difference between thirty percent (30%) and the actual incidence in percentage of Acer’s Cost of Goods plus the shipping costs over Net Selling Price (Applicable formula: 30% - {[(CoGs + shipping costs)/Net Selling Price] * 100} (but in any case not less than zero), for Net Sales of Product in the Relief Territory for each calendar quarter on a country-by-country and indication-by-indication basis (each, a “Royalty Payment”). Notwithstanding the foregoing, in case of Commercialization of the Product by Relief in the Relief Territory for the MSUD indication in a country covered by a BCM Patent, Relief shall be in any case responsible to pay Acer, on a country-by-country basis and in such indication, an amount equal to two percent (2%) of Net Sales for the Product as required to Acer according to the BCM License. For the sake of clarity, in case the Royalty Payment, on a country-by-country basis and in MSUD indication, is higher than the abovementioned two percent (2%), the Royalty Payment shall be deemed as inclusive of such two percent (2%) and Relief shall be obliged to pay Acer an amount corresponding to the Royalty Payment only. Acer shall transfer the amount received by Relief according to the terms of Section 4.3.1 of the BCM License.

5.3 Sublicense or Transfer/Assignment by Relief. From the Effective Date through the Term or the earlier termination of this Agreement, Relief shall pay to Acer twenty percent (20%) of all cash, stock or other payments or value transferred and received by Relief from a Third Party for the direct or indirect sublicense, sale, transfer or assignment of all or any part of Relief’s rights under this Agreement (the “Sublicense Participation”). Such value transfers shall not include any payments for (i) reimbursements of research, development, or other expenses; (ii) equity in Relief or its Affiliate, or other costs or other value received by the transferor. Such payments to Acer shall be made within fourteen (14) days of receipt by Relief, along with a description of the amount and any calculation (including any proposed allocation or proration of amounts not attributable to Relief’s rights under this Agreement). Notwithstanding the foregoing, Relief shall be at all times responsible to make Royalty Payments according to the terms of Section 5.2 in relation to the Net Sales of the Product in the Relief Territory by any of Relief or its Affiliates’ sublicensees. For the sake of clarity, no Sublicense Participation shall be applicable to any royalty payments received by Relief in relation to the Net Sales of the Product in the Relief Territory by any of Relief or its Affiliates’ sublicensees.

5.4 Payments; Reports. All payments due from Relief under Section 5.2 will be calculated and reported to Acer for each calendar quarter within thirty (30) days following the end of the applicable calendar quarter. Each Royalty Payment will include a report by Relief detailing the Net Sales in the Relief Territory for the applicable calendar quarter with reasonable detail regarding the basis of the payment made, including, on a country-by-country basis, the volume of Product sold, the gross sales, and Net Sales of Product, the amount payable, the method used to calculate such amount and the exchange rates used.

5.5 Currency; Exchange Rate. All payments to be made under this Agreement will be made in US Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the receiving Party. When conversion of payments from any foreign currency is required, such conversion will be at an exchange rate equal to the average of the daily rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition during the quarter for which a payment is due.

5.6 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest will thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of three percent (3%). The payment of such interest will not limit the Party entitled to payment from exercising any other rights it may have as a consequence of the lateness of any payment.

5.7 Financial Records; Audit.

(a) Each Party will keep, and require its Affiliates to keep, reasonably detailed, fair and true books of accounts and records for the purpose of determining the amounts payable to the other Party pursuant to this Agreement. Such books and records will be kept for at least three (3) full years following the end of the year to which they pertain or such longer periods if required by law.

(b) Each Party will allow an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party to audit its records for such year to verify the accuracy of any financial report furnished by such Party and any amounts to be shared or paid under this Agreement for the preceding three (3) full years. Such audits may be exercised during normal business hours upon reasonable prior written notice by a Party to the other Party. The cost of such any audit will be borne by the Party requesting such audit, unless the audit discloses an underpayment by the audited Party of more than seven and one half percent (7.5%) of the amount of payments due under this Agreement for any applicable quarter, in which case the audited Party will bear the cost of such audit.

(c) Any amounts shown to be owed but unpaid, or overpaid and in need of refund, will be paid or refunded (as the case may be) within twenty-five (25) days after the accountant’s report, plus interest (as set forth in Section 5.6) from the original due date.

5.8 Tax.

(a) Taxes on Income. Each Party will be solely responsible for the payment of all taxes imposed on its share of income, including any payments received, as contemplated in this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate, and if necessary assure that their Affiliates will cooperate, with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement. Each Party will promptly furnish to the other Party any reasonable documentation or information (including official tax certificates such as IRS Form W-8) necessary to effectuate the foregoing.

(c) Withholding Tax. To the extent a Party is required by Applicable Laws to deduct and withhold taxes on any payment to the other Party, the paying Party will pay the amounts of such taxes to the proper tax authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes. For avoidance of doubt, in case of payment of any withholding tax or similar tax or charge in relation to the payments made under this Agreement, the paying Party will be entitled to deduct such non-eliminable withholding or similar tax or charge from the due amount and the payment obligation will be deemed fulfilled upon the other Party’s receipt of the deducted amount.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants (as applicable) to the other Party as follows:

(a) Corporate Existence and Power. As of the Signing Date, it is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. As of the Signing Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict; Covenant. As of the Signing Date and during the Term, it is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) Compliance with Law. As of the Signing Date and during the Term, it will comply in all material aspects with all Applicable Laws in the course of performing its obligations and exercising its rights under this Agreement.

6.2 Additional Representations and Warranties of Acer. Acer represents, warrants and covenants (as applicable) to Relief that:

(a) As of the Signing Date and during the Term, Acer (i) has the right to grant the Acer Technology License and the Acer Sublicense; and (ii) has not granted and will not grant any right to any Third Party that would conflict with or adversely affect the Acer Technology License or the Acer Sublicense;

(b) As of the Signing Date, there are no actual, pending or, to Acer’s knowledge, alleged or threatened adverse actions, suits, proceedings or claims against Acer involving Product or Acer Technology, including but not limited to Acer’s ability to develop, make, have made, use, sell, have sold, offer to sell, Commercialize or import Product or Acer Technology, the validity of the Acer Technology, or ownership of Product or Acer Technology, nor has Acer received any written communication from any Third Party, including any Regulatory Authority or other government agency, threatening such action, suit, proceeding or claim. Acer shall immediately notify Relief if any of the above events occurs after the Signing Date and during the Term;

(c) As of the Signing Date, neither Acer nor any of its Affiliates has filed any regulatory filing for marketing approval of Product in the Relief Territory;

(d) As of the Signing Date, Acer is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory and it has not employed or used the services of any person who is debarred or disqualified in connection with activities relating to any pharmaceutical products. Acer shall immediately notify Relief if any of the above events occurs between the Signing Date and the Effective Date;

(e) As of the Signing Date and other than with respect to the matters described in Acer’s public filings, there are no legal claims, judgments or settlements against or owed by Acer or any of its Affiliates or pending or, to Acer’s knowledge, threatened, in each case, relating to antitrust, anti-competition, anti-bribery, corruption violations, or other violations of the securities laws of the United States. Acer shall immediately notify Relief if any of the above events occurs between the Signing Date and the Effective Date;

(f) As of the Signing Date, the BCM Patents Cover the use of the Product for MSUD only and do not Cover the use of the Product for UCD. After the Signing Date and during the Term, Acer shall immediately notify Relief if any BCM Patent Covers any use of the Product in any other indication in the Field; and

(g) As of the Signing Date and during the Term, Acer shall be the sole party responsible to perform any payment obligation required under the BCM License, even if related to the use of the BCM License in the Relief Territory, including the Milestone Payments under Section 4.5 of the BCM License. For the sake of clarity, except for the royalty payments due by Relief to Acer and transferred by Acer according to the terms of the BCM License, as regulated at Section 5.2 of this Agreement, Relief shall not be responsible to make any other payment relating to, or concerning, the BCM License.

6.3 Additional Representations and Warranties of Relief. Relief represents, warrants and covenants (as applicable) to Acer that:

(a) As of the Signing Date, Relief is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory and it has not employed or used the services of any person who is debarred or disqualified in connection with activities relating to any pharmaceutical products. Relief shall immediately notify Acer if any of the above events occurs between the Signing Date and the Effective Date; and

(b) As of the Signing Date, there are no legal claims, judgments or settlements against or owed by Relief or any of its Affiliates or pending or, to Relief’s knowledge, threatened, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations. Relief shall immediately notify Acer if any of the above events occurs between the Signing Date and the Effective Date.

6.4 Acer Covenants. In addition to any covenants made by Acer elsewhere in this Agreement, Acer hereby covenants to Relief as follows:

(a) Acer will conduct any Development Activities and Commercialization performed by it under this Agreement in a competent and professional manner and the personnel assigned to perform Development Activities and Commercialization by Acer under this Agreement will be qualified and professionally capable of performing such Development Activities and Commercialization;

(b) Acer will use its Commercially Reasonable Efforts to reduce the CoGs during the Term;

(c) Acer will not knowingly, during any period in which it conducts Development, employ or use the services of any person who is debarred or disqualified in connection with activities relating to Product; and, in the event that Acer becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to Acer with respect to any activities relating to Product, Acer will immediately notify Relief in writing and Acer will cease employing, contracting with or retaining any such person to perform any services relating to Product;

(d) Acer will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise, or offer to give or authorize the giving, of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, nor will Acer directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of Acer’s obligations under this Agreement;

(e) Acer will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, engage in anti-competitive business practices, such as, but not limited to, price fixing, price collusion, pay-for-delay, or other anti-competitive business practices in violation of applicable antitrust or anticompetition laws;

(f) Acer and its employees and contractors, in connection with the performance of Acer’s obligations under this Agreement, will not knowingly cause Relief to be in violation of the FCPA, the Export Control Laws or any other Applicable Laws;

(g) Acer will immediately notify Relief if it has any information or suspicion that there may be a violation of the FCPA, the Export Control Laws or any other Applicable Laws in connection with the performance of its obligations under this Agreement;

(h) Acer shall use its Commercially Reasonable Efforts to maintain in full force and effect the BCM License throughout the Term, including Relief’s right to receive a direct license from BCM upon termination of the BCM License according to the terms of Section 11.5 of the BCM License; and

(i) Starting from the Signing Date and during the first six (6) years of the Term, neither Acer nor any of its Affiliates, nor any of their respective licensees, assignees or successors, shall directly or indirectly seek Regulatory Approval for or Commercialize any Competing Product in the Relief Territory.

6.5 Relief Covenants. In addition to any covenants made by Relief elsewhere in this Agreement, Relief hereby covenants to Acer as follows:

(a) Relief will conduct the Development Activities and Commercialization performed by it under this Agreement in a competent and professional manner and the personnel assigned to perform Development Activities and Commercialization by Relief under this Agreement will be qualified and professionally capable of performing such Development Activities and Commercialization;

(b) Relief will not knowingly, during any period in which it conducts Development, employ or use the services of any person who is debarred or disqualified in connection with activities relating to Product; and, in the event that Relief becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to Relief with respect to any activities relating to Product, Relief will immediately notify Acer in writing and Relief will cease employing, contracting with or retaining any such person to perform any services relating to Product;

(c) Relief will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise, or offer to give or authorize the giving, of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, nor will Relief directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of Relief’s obligations under this Agreement;

(d) Relief will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, engage in anti-competitive business practices, such as, but not limited to, price fixing, price collusion, pay-for-delay, or other anti-competitive business practices in violation of applicable antitrust or anticompetition laws;

(e) Relief and its employees and contractors, in connection with the performance of Relief’s obligations under this Agreement, will not knowingly cause Acer to be in violation of the FCPA, the Export Control Laws or any other Applicable Laws;

(f) Relief will immediately notify Acer if it has any information or suspicion that there may be a violation of the FCPA, the Export Control Laws or any other Applicable Laws in connection with the performance of its obligations under this Agreement;

(g) Subject to Acer’s covenants under Section 6.2(g) and Section 6.4.(h), Relief acknowledges and agrees that Acer’s rights to the (i) BCM Patents and (ii) Subject Technology are subject to the terms, obligations and conditions of the BCM License. Relief hereby covenants to abide by the terms and conditions of the BCM License, including Section 8.1 of the BCM License, as a condition of the Acer Sublicense; and

(h) During the first six (6) years of the Term, if Relief, any of its Affiliates, or any of their respective sublicensees, assignees or successors pursuant to this Agreement, directly or indirectly Commercialize any Competing Product in the Relief Territory, Relief, any of its Affiliates, or any of their respective sublicensees, assignees or successors shall be obliged to pay to Acer a Royalty Payment calculated, mutatis mutandis, on such Competing Product until the end of that six-year period or the end of the Royalty Term, whichever occurs first. For sake of clarity, Relief and its Affiliates shall be entitled at all time to perform contract service activities in favor of Third-Parties in relation to any product indicated for UCDs and no Royalty Payment shall apply in relation to such services activities.

6.6 Performance by Affiliates and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates or subcontractors; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate or subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and relating to ownership of intellectual property rights which are substantially the same as those undertaken by the Parties pursuant to Article 8 and Article 9; and provided, further, that such Party will at all times be fully responsible for the performance and payment of such Affiliate or subcontractor.

6.7 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 6, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 7

INDEMNIFICATION; LIMITATION OF LIABILITY

7.1 Indemnification by Relief. Relief hereby agrees to defend, hold harmless and indemnify each of Acer, its Affiliates and their agents, shareholders, directors, officers, employees and consultants and successors and assigns of any of the foregoing (the “Acer Indemnitees”) from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”), incurred by any Acer Indemnitee as a result of any suits, claims, actions and demands brought by a Third Party (each, a “Third Party Claim”) arising directly or indirectly out of (a) any breach of any representations, warranties, covenants or agreements by Relief under this Agreement caused by any act or omission of Relief, (b) the negligence or willful misconduct of any Relief Indemnitee or (c) the research, Development, manufacture, use, handling, storage, Commercialization or other disposition of Product by Relief or any of its Affiliates, or any of their respective licensees, assignees or successors. Relief’s obligation to indemnify the Acer Indemnitees pursuant to the foregoing sentence will not apply to the extent that any such Losses arise from any activities set forth in Section 7.2 for which Acer is obligated to indemnify Relief Indemnitees under Section 7.2. Furthermore, Relief hereby agrees to indemnify the HHMI Indemnitees (as defined in the BCM License) by counsel reasonably acceptable to HHMI (as defined in the BCM License) and to hold the HHMI Indemnitees harmless from and against any HHMI Claims (as defined in the BCM License) based upon arising out of or otherwise relating to the BCM License or this Agreement, including any cause of action relating to product liability, or the use, handling, storage or disposition of Product and Acer Technology by Relief or others who possess Product and Acer Technology through a chain of possession leading back, directly or indirectly, to Relief. The previous sentence will not apply to any HHMI Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Relief further agrees not to settle any HHMI Claim against an HHMI Indemnitee without HHMI’s written consent where (i) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (ii) such settlement would impose any restriction on any HHMI Indemnitee’s conduct of any of its activities or (iii) such settlement would not include an unconditional release of all HHMI Indemnitees from all liability for claims that are the subject matter of the settled claim.

7.2 Indemnification by Acer. Acer hereby agrees to defend, hold harmless and indemnify Relief, its Affiliates and their agents, shareholders, directors, officers, employees and consultants and successors and assigns of any of the foregoing (the “Relief Indemnitees”) from and against any and all Losses incurred by any Relief Indemnitee as a result of any Third Party Claims arising directly or indirectly out of (a) any breach of any representations, warranties, covenants or agreements by Acer under this Agreement, (b) the negligence or willful misconduct of any Acer Indemnitee or (c) the research, Development, manufacture, use, handling, storage, Commercialization or other disposition of Product by Acer or any of its Affiliates, or any of their respective licensees, assignees or successors. Acer’s obligation to indemnify the Relief Indemnitees pursuant to the foregoing sentence will not apply to the extent that any such Losses arise from any activities set forth in Section 7.1 for which Relief is obligated to indemnify Acer Indemnitees under Section 7.1.

7.3 Procedure. The indemnified Party will provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party will not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 7.1 and Section 7.2 to any particular Third-Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 7.1 and Section 7.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit. The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any action with respect to a Third Party Claim will only relieve the indemnifying Party of its indemnification obligations under this Article 7 if and to the extent the indemnifying Party is actually prejudiced thereby.

7.4 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.4 IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7.1 OR SECTION 7.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 8, OR RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 9.

7.5 Insurance. Each Party, at its own expense, will maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice in the region(s) where the Party operates and reasonable in light of its obligations under this Agreement. Each Party will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the “Receiving Party”) agrees that, for the Term and for a period of ten (10) years thereafter, it will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party (in such capacity, the “Disclosing Party”). Pursuant to Section 9.1, all Development Data shall be deemed as Confidential Information of Acer. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, directors, officers, agents, consultants, advisors (including legal, accounting or other professional advisors) and other representatives (collectively the “Representatives”) do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party may disclose Confidential Information only to its Representatives on a need-to-know basis, and the Receiving Party shall have executed appropriate written agreements with its Representatives sufficient to enable it to comply with all the provisions of this Agreement, and the Receiving Party will be responsible for the acts or omissions of such Representatives with regards to any breach of the confidentiality obligations herein by such Representatives. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information and will cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use or disclosure. The foregoing confidentiality and non-use obligations will not apply to any portion of the Confidential Information that the Receiving Party can demonstrate by competent written proof:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the Receiving Party by a Third Party who has a legal right to make such disclosure without any obligation of confidentiality; or

(e) is subsequently independently discovered or developed by the Receiving Party without the aid, application or use of the Disclosing Party’s Confidential Information, as evidenced by written records.

8.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 8.1, the Receiving Party may disclose the Disclosing Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure is reasonably necessary for (i) Development or Commercialization or manufacture or supply of any Product, including obtaining and maintaining Regulatory Approval or patent protection, pursuant to the terms of this Agreement; or (ii) prosecuting or defending litigation as contemplated by this Agreement;

(b) such disclosure is reasonably necessary: (i) to the Receiving Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, provided, that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirers, licensors, licensees, collaborators or other business partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license or collaboration; provided that in each such case on the condition that such disclosures are bound in by confidentiality and non-use obligations consistent with those contained in this Agreement; or

(c) such disclosure is required by Applicable Laws, including judicial or administrative process. Confidential Information that is disclosed under this Section 8.2(c) will remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information pursuant to Applicable Laws may disclose, but only to the extent so required, and will take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.2(a)(ii) or Section 8.2(c), it will give reasonable advance written notice to the other Party of such disclosure to allow the other Party a reasonable opportunity to seek a protective order or equivalent and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any such disclosure, however, will not relieve such Party of its obligations as the Receiving Party contained herein.

8.3 Public Announcements.

(a) Publicity. Except as provided under Section 8.3(b) and (c) or as may be required by Applicable Laws, no Party will use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

(b) Press Releases. As soon as practicable following the Signing Date, the Parties will issue their respective separate press releases announcing the execution of this Agreement in substantially the form exchanged between and agreed to by the Parties prior to the announcement. Except as required by applicable securities laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party will make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which will not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 8.3 and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement will provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(c) Filing of this Agreement. The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided, further, that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.

8.4 Publication. At least thirty (30) days prior to a Party or of any of its Affiliates publishing, publicly presenting or submitting for written or oral publication a manuscript, abstract or the like that includes Acer Technology that has not been previously published, such Party will provide to the other Party a draft copy thereof for its review (unless such Party is required by law to publish such Acer Technology sooner, in which case such Party will provide such draft copy to the other Party as much in advance of such publication as possible). The publishing Party will consider in good faith any comments provided by the other Party during such thirty (30) day period. The review period may be extended for an additional sixty (60) days if a representative of the non-publishing Party can demonstrate a reasonable need for such extension (including the preparation and filing of patent applications). By mutual agreement of the Parties, this period may be further extended. In addition, the publishing Party shall, and will cause its Affiliates to, as applicable, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party. The contribution of each Party will be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

8.5 Prior Non-Disclosure Agreement. As of and from the Effective Date, the terms of this Article 8 will supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement. Any information disclosed pursuant to any such prior agreement will be deemed Confidential Information for purposes of this Agreement.

8.6 Equitable Relief. Each Party acknowledges that a breach of this Article 8 cannot be reasonably or adequately compensated in damages in an action at law and that such a breach will cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party will be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership. For avoidance of doubt, as between the Parties and subject to the Acer Technology License and the Acer Sublicense, Acer is the sole owner of all rights, title and interest in and to all Acer Patents, Acer Know-How and Development Data, and all intellectual property rights (including patent, copyright, trade secret and application of patent) therein, including any and all existing or future rights, whether patentable or not. Relief agrees and hereby irrevocably transfers and assigns to Acer any and all such rights, title and interest, and will perform and, if necessary, obligate its personnel to perform any and all other reasonable acts necessary to assist Acer in obtaining, maintaining, implementing, securing and perfecting any and all such rights, title and interest, including executing the necessary documents by Relief or its personnel.

9.2 Acer License Grants.

(a) Subject to the terms and conditions of this Agreement, and excluding any BCM Patents or Subject Technology therein, Acer hereby grants an exclusive (even with respect to Acer except as necessary or appropriate for Acer to perform its obligations under the Clinical Supply and Quality Agreements, the Commercial Supply and Quality Agreements, the Safety Data Exchange Agreement and any other agreements or arrangements similar to the foregoing or otherwise providing for the manufacture or supply of Product), nontransferable, sublicensable license to Relief under the Acer Patents (to the extent within the Relief Territory), the Product Trademarks Olpruva and Mix-Aid, Acer Know-How and Development Data for Development and Commercialization of Product in the Field in the Relief Territory (the “Acer Technology License”). Notwithstanding the foregoing, any proposed sublicensee of Relief shall be subject to Acer’s prior written consent, not to be unreasonably delayed or withheld, which consent shall take into account the sublicensee’s expertise, resources and capabilities for Development and Commercialization in the relevant portion of the Relief Territory.

(b) Subject to the terms and conditions of this Agreement and the BCM License (including Section 8.1 thereof), Acer hereby grants an exclusive (even with respect to Acer except as necessary or appropriate for Acer to perform its obligations under the Clinical Supply and Quality Agreements, the Commercial Supply and Quality Agreements, the Safety Data Exchange Agreement and any other agreements or arrangements similar to the foregoing or otherwise providing for the manufacture or supply of Product), nontransferable, sublicensable sublicense to Relief under the BCM Patents (to the extent within the Relief Territory) and Subject Technology for Development and Commercialization of the Product in the Field in the Relief Territory (the “Acer Sublicense”). Notwithstanding the foregoing, any proposed sublicensee of Relief shall be subject to Acer’s prior written consent, not to be unreasonably delayed or withheld, which consent shall take into account the sublicensee’s expertise, resources and capabilities for Development and Commercialization in the relevant portion of the Relief Territory. During the Term Acer shall promptly share with Relief a copy of the agreements governing the BCM License and any amendment thereof.

9.3 Rights to Improvements.

(a) Improvements shall be automatically included as part of the Acer Know-How and, to the extent Improvements result in applications for patents, whether patentable or not, shall be automatically included as part of the Acer Patents. Each Party agrees to use reasonable efforts to disclose to the other Party any and all Improvements and to promptly update Exhibit A attached hereto from time to time, as may be requested by either Party in writing, to reflect the inclusion of any Improvements in the Acer Patents.

(b) Subject to the rights granted to Relief in Section 9.2, Acer shall own all right, title and interest in and to all Improvements. Relief agrees and hereby irrevocably transfers and assigns to Acer any and all such rights, title and interest in and to all Improvements, and will perform and, if necessary, obligate its personnel to perform any and all other reasonable acts necessary to assist Acer in obtaining, maintaining, implementing, securing and perfecting any and all such rights, title and interest, including executing the necessary documents by Relief or its personnel.

9.4 Prosecution and Maintenance of Patent Rights.

(a) For the Term, Acer will be responsible for filing, prosecuting and maintaining all patent applications and patents included in the Patent Rights, whether in the Acer Territory or the Relief Territory, using independent patent counsel reasonably acceptable to Relief in the Relief Territory. Acer will: (i) furnish Relief with copies of all material correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such material correspondence in time for Relief to review and comment on such response; (ii) give Relief an opportunity to review the text of each patent application before filing; (iii) consult with Relief with respect thereto; (iv) supply Relief with a copy of the application as filed, together with notice of its filing date and serial number; and (v) keep Relief advised of the status of actual and prospective patent filings. Acer will give Relief the opportunity to provide comments on and make requests of Acer concerning the preparation, filing, prosecution, protection and maintenance of the Patent Rights, and will consider such comments and requests in good faith. Acer shall not invoice any fee to Relief for the performance of the activities under this Section 9.4 (a).

(b) In the event that Acer decides not to pay for the costs associated with either (i) the prosecution of any of the Patent Rights in any country in the Relief Territory to issuance or (ii) maintenance of any foreign issued patent on the Patent Rights in the Relief Territory, Acer will timely notify Relief in writing thereof (such Patent Rights in such country will be referred to as “Abandoned Patent Rights”) with sufficient advance notice for Relief to assume the prosecution or maintenance. In the event of Acer’s abandonment of any Patent Rights in any country, the Acer Technology License or the Acer Sublicense, as applicable: a) will terminate with respect to such Abandoned Patent Rights; and b) shall not be affected with respect to the rest of its content. In the event Relief decides to prosecute or maintain any Abandoned Patent Rights: a) Acer shall assign to Relief or any of its Affiliates any and all rights to such patents and b) such Abandoned Patent Rights shall not be deemed to be included in the Patent Rights after such assignment and, as effect of that, in case such Abandoned Patent Right was the last Acer Patent securing Acer’s Royalty Payments, no more Royalty Payments shall be due for the relative country of Relief Territory.

9.5 Infringement by Third Parties. During the Term, each Party will promptly inform the other of any infringement of any claims in the Acer Technology or the misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Acer Technology or any Development Data by a Third Party (“Infringement”). Any action or proceeding will be instituted as following (where Acer is the “First Party” in the Acer Territory and the “Second Party” in the Relief Territory and Relief is the “First Party” in the Relief Territory and the “Second Party” in the Acer Territory):

(a) Suit by the First Party. The First Party will have the first right, but not the obligation, to take action in the prosecution, prevention or termination of any Infringement. Before the First Party commences an action with respect to any Infringement, the First Party will consider in good faith the views of the Second Party in making its decision whether to sue. Should the First Party elect to bring suit, the First Party will keep the Second Party reasonably informed of the progress of the action and will give the Second Party a reasonable opportunity in advance to consult with the First Party and offer its views about major decisions affecting the litigation. The First Party will give careful consideration to those views, but will have the right to control the action. Should the First Party elect to bring suit and the Second Party is joined as party plaintiff in any such suit, the Second Party will have the right to approve the counsel selected by the First Party to represent the Parties, such approval not to be unreasonably withheld. The expenses of such suit or suits that the First Party elects to bring, including any expenses of the Second Party incurred in conjunction with the prosecution of such suits or the settlement thereof, will be paid for entirely by the First Party and the First Party will hold the Second Party free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. The First Party will not compromise or settle such litigation without the prior written consent of the Second Party, which consent will not be unreasonably withheld or delayed. In the event the First Party exercises its right to sue pursuant to this Section 9.5(a), it will first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds remain from said recovery, then such funds shall be treated as Net Sales. The Second Party will exercise reasonable cooperation in connection with the First Party’s action with respect to Infringement under this Section 9.5(a).

(b) Suit by the Second Party. If the First Party does not take action in the prosecution, prevention or termination of any Infringement pursuant to Section 9.5(a) above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within one-hundred and eighty (180) calendar days after the Parties being made aware of the existence of an Infringement, the Second Party may elect to do so. Should the Second Party elect to bring suit and the First Party is joined as party plaintiff in any such suit, the First Party will have the right to approve the counsel selected by the Second Party to represent the Parties, such approval not to be unreasonably withheld. The expenses of such suit or suits that the Second Party elects to bring, including any expenses of the First Party incurred in conjunction with the prosecution of such suits or the settlement thereof, will be paid for entirely by the Second Party and the Second Party will hold the First Party free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. The Second Party will not compromise or settle such litigation without the prior written consent of the First Party, which consent will not be unreasonably withheld or delayed. In the event the Second Party exercises its right to sue pursuant to this Section 9.5(b), it will first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds remain from said recovery, then such funds shall be treated as Net Sales. The First Party will exercise reasonable cooperation in connection with the Second Party’s action with respect to Infringement under this Section 9.5(b).

9.6 No Implied Licenses. No right or license is granted under this Agreement by either Party to the other Party, either expressly or by implication, except those specifically set forth herein.

9.7 Product Trademark. Relief is entitled to select and be the owner of the Product Trademark for the Commercialization of the Product in the Relief Territory. During the Term and subject to assessment of the possibility to use Olpruva and/or Mix-Aid as Product Trademarks in one or more countries of the Relief Territory, Relief shall be entitled to request Acer, and Acer shall be obliged to accept Relief’s request, to transfer and assign to Relief or any of its Affiliates the ownership of Olpruva and/or Mix-Aid in the countries of Relief’s interest in the Relief

Territory. Such transfer shall be free of charge, except for the payment/refund to Acer of the fees required for the transfer. Unless differently agreed by Relief or if Acer receives Relief’s written decision to Commercialize the Product in all or part of the Relief Territory with a Product Trademark different from Olpruva and Mix-Aid, Acer: (A) shall be obliged to prosecute and maintain Olpruva and Mix-Aid in the related territories at its exclusive cost and expense; (B) shall not grant any license or right in relation to such trademarks to any Third Party; (C) shall promptly inform Relief of any infringement of Olpruva and Mix-Aid or the misuse, misappropriation in such trademarks and (D) shall consider in good faith any comment received from Relief in relation to any action or defence to be taken pursuant to the cases of lett. (C).

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement will become effective on the Effective Date and, unless earlier terminated pursuant to this Article 10, will remain in effect until the date of expiry of the Royalty Term in the last remaining country in the Relief Territory (the “Term”). Upon the expiration of the Term, Relief shall have a perpetual, fully paid-up, non transferable (except in connection with the transfer or sale of all or substantially all of Relief’s assets, capital stock or business related to this Agreement, or in the event of its merger or consolidation or change in control, corporate recapitalization or restructuring or similar transaction), sublicensable (in case of sublicence to Third Party to the extent and subject to Acer’s right of approval of a proposed sublicensee, not to be unreasonably delayed or withheld) license of the Product under Acer Know-How and Development Data for Development and Commercialization in the Field in the Relief Territory. In case of expiry of the Royalty Term in the last remaining country of the Relief Territory before the expiry of any Acer Patent Covering the manufacture, use, sale, offer for sale or import of Product in that country according to the definition of Royalty Term, the license under this Section shall also apply in relation to those Acer Patents.

10.2 Termination for Breach. Each Party will have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, such breaching party fails to cure such material breach within sixty (60) days from the date of such notice, provided however that Acer is not entitled to terminate the Agreement if it is in breach of any of its payment obligations under the Termination Agreement. Any right to terminate under this Section 10.2, other than with respect to any payment breach, will be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach initiates dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling will continue until such dispute has been resolved in accordance with Article 11.

10.3 Termination for Bankruptcy. To the extent it is permitted by the local Applicable Law, each Party will have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party files in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other

Party or of substantially all of its assets, or the equivalent proceeding, or if such other Party proposes a written agreement of composition or extension of substantially all of its debts, or if such other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within ninety (90) days after the filing thereof, or if such other Party proposes or is a party to any dissolution or liquidation, or if such other Party makes an assignment of substantially all of its assets for the benefit of creditors.

10.4 Relief Termination. This Agreement will terminate in connection with a Relief Termination as described in Section 3.3(a).

10.5 Effect of Termination.

(a) Development Data. If this Agreement is terminated for any reason, Relief shall, for a period of ninety (90) days following the effective date of such termination and upon Acer’s request, provide Acer access to and transfer all Development Data in its possession to Acer as of the effective date of such termination.

(b) Development Activities. If this Agreement is terminated for any reason, then: (i) notwithstanding anything to the contrary herein, Acer will have the sole right to continue Development and Commercialization; and (ii) Relief will wind-down any of its ongoing Development and Commercialization activities in an orderly fashion, except as otherwise agreed to in any agreement entered into between the Parties.

(c) Confidential Information. Upon expiration or termination of this Agreement in its entirety, and with acknowledgement that all Development Data shall be solely owned by Acer as provided in Section 8.1, each Party shall, subject to the sole discretion and option of the other Party owning the Confidential Information or the Development Data, promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information (including Development Data) of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations.

10.6 Survival. Expiration or termination of this Agreement will not relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor will expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. Without limiting the foregoing, the following provisions, including the Parties’ rights and obligations thereunder, will survive any expiration or termination of this Agreement: Article 1, Article 7, Article 8, Article 11, Article 12 and Section 9.1, Section 9.3, , Section 10.1, , Section 10.5 and , Section 10.6 and those which, by their nature, are intended to survive.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

11.2 Dispute Resolution. In the event that a dispute arises between the Parties in the course of this Agreement, the dispute will be referred to the attention of the chief executive officer of Relief and the chief executive officer of Acer or their designees (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within thirty (30) days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on ten (10) Business Days’ notice to the other Party following the expiration of the thirty (30) day period referenced above (the “Initiation Notice”), under the International Arbitration Rules of the International Centre Dispute Resolution, a division of the American Arbitration Association (“ICDR”) then pertaining (available at www.icdr.org), except where those rules conflict with this provision, in which case this provision controls, applying the laws of the State of New York, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. The place of arbitration will be New York, New York. Relief and Acer will each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select its arbitrator within ten (10) Business Days of the Initiation Notice, the arbitrator selected by the other Party within such ten (10) Business Day period will be entitled to select such arbitrator. The arbitration will be conducted in English. The decision of the arbitrators will be final and binding on the Parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction. Each Party will bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by ICDR to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party. Notwithstanding the foregoing, either Party may seek injunctive, equitable or similar relief from a court of competent jurisdiction as necessary to enforce its rights hereunder without the requirement of arbitration.

ARTICLE 12

MISCELLANEOUS

12.1 Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.2 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement, other than obligations to make payments when due, to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues, the nonperforming Party takes reasonable efforts to remove the condition and provided that the nonperforming Party has not caused such condition to occur. For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the nonperforming Party, including an act of God, domestic or international terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, pandemic, failure or default of public utilities, Internet providers or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

12.3 Bankruptcy Code. All licenses and rights granted under this Agreement will be deemed personal services contracts for licenses of rights to intellectual property for purposes of Section 365(n) of the United States Bankruptcy Code or any analogous provisions in any other country or jurisdiction and a licensor, licensee or sublicensee under this Agreement will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

12.4 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by reputable overnight courier or email confirmed thereafter by any of the foregoing, to the Party to be notified at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.4. Notice will be deemed to have been sufficiently given for all purposes upon the earliest of (a) the date of actual receipt, if hand-delivered, or sent by email with electronic confirmation of receipt, or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Relief:	Relief Therapeutics Batiment F2/F3 Avenue de Secheron 15 1202 Geneve, Switzerland ATTN: Jeremy Meinen Email:

If to Acer:	Acer Therapeutics Inc. One Gateway Center 300 Washington Street, Suite 356 Newton, MA 02458 ATTN: Chris Schelling, President & CEO Email:

With a copy (which will not constitute notice) to: Acer Therapeutics Inc. One Gateway Center 300 Washington Street, Suite 356 Newton, MA 02458 ATTN: Don Joseph, Chief Legal Officer Email:

12.5 No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

12.6 Assignment. Neither Party will assign this Agreement without the prior written consent of the other Party, provided, however, that: (A) any proposed transferee of Relief shall be subject to Acer’s prior written consent, not to be unreasonably delayed or withheld, which consent shall take into account the expertise, resources and capabilities for Development and Commercialization in the relevant portion of the Relief Territory; and (B) (i) a Party is permitted to assign this Agreement without such consent in connection with the transfer or sale of all or substantially all of its assets, capital stock or business, or in the event of its merger or consolidation or change in control, corporate recapitalization or restructuring or similar transaction, (ii) Acer is permitted to assign this Agreement in connection with the transfer or sale of all or substantially all of its assets, capital stock or business related to this Agreement; and (iii) a Party is permitted to assign or transfer to, or otherwise monetize any portion of its economic benefits with, lenders or investors for financing purposes. Any permitted successor or assignee of obligations hereunder shall, in writing to the other Party, expressly assume performance of such obligations. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the foregoing will be null, void and of no legal effect.

12.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.8 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it, except as expressly provided with respect to the Acer Indemnitees and the Relief Indemnitees.

12.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.10 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

12.11 Independent Contractors. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

12.12 Interpretations. In this Agreement, unless otherwise specified:

(a) “includes” and “including” mean, respectively, “includes without limitation” and “including without limitation”;

(b) the word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction is mutually exclusive;

(c) words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;

(d) words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(e) all references to days, quarters and years in this Agreement mean calendar days, quarters and years, respectively, unless otherwise specified; and

(f) the Exhibits and Schedules attached hereto form part of the operative provision of this Agreement and references to this Agreement will include references to such Exhibits and Schedules.

12.13 English Language. This Agreement was prepared in the English language, which language will govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party information, correspondence, notice or other documentation, such Party will provide such information, correspondence, notice or other documentation in the English language and also a copy of the original of such information, correspondence, notice or other documentation if such original is not in the English language.

12.14 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof will be governed by and construed under the laws of State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction and excluding the United Nations Convention on Contracts for the International Sales of Goods.

12.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties agree that this Agreement may be electronically signed (i.e. standard electronic signature DocuSign®) and that such electronic signatures will have the same legal effect as handwritten signatures.

[SIGNATURES PAGE FOLLOW ]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Exclusive License Agreement as of the Signing Date.

ACER THERAPEUTICS INC.		RELIEF THERAPEUTICS HOLDING SA

By:	/s/ Chris Schelling	By:	/s/ Ram Selvaraju
Name:	Chris Schelling	Name:	Ram Selvaraju
Title:	CEO and Founder	Title:	Chairman of the Board of Directors

8/28/2023		8/28/2023

Legal review:	/s/ DJ	RELIEF THERAPEUTICS HOLDING SA

		By:	/s/ Paolo Galfetti
CFO review:	/s/ HP	Name:	Paolo Galfetti
		Title:	Chief Operating Officer

8/28/2023

[SIGNATURES PAGE – EXCLUSIVE LICENSE AGREEMENT]

EXHIBIT A

Acer Patents

Title: Palatable Compositions Including Sodium Phenylbutyrate and Uses Thereof Assignee: Acer Therapeutics Inc.
Priority Application Number: U.S. Prov. Appl. No. 62/308,614 Priority Date: 15-March-2016
COUNTRY	APPLICATION NUMBER	FILING DATE	PUBLICATION NUMBER	PUBLICATION DATE	PATENT NUMBER	ISSUE DATE (EXPIRATION)	STATUS/ NOTES
Europe	16894786.9	2016-10-17	3429559	2019-01-23	3429559	2022-04-13 (2036-10-17)	Issued – nationalized in Europe as listed below
Europe	22167705.7	2022-11-04	4104822	2022-12-21	—	—	Pending
Albania (AL)	16894786.9	2016-10-17	ALP/2022/000347	2022-09-26	ALP/2022/000347	2022-09-26 (2036-10-17)
Austria (AT)	16894786.9	2016-10-17	3429559	2022-04-13	3429559	2022-04-13 (2036-10-17)
Belgium (BE)	16894786.9	2016-10-17	3429559 (P6111273EP)	2022-04-13	3429559	2022-04-13 (2036-10-17)
Bulgaria (BG)	16894786.9	2016-10-17	3429559	2022-04-13	3429559	2022-04-13 (2036-10-17)
Croatia (HR)	16894786.9	2016-10-17	HR P20220856 T1	2022-10-14	HR P20220856 T1	2022-10-14 (2036-10-17)
Cyprus (CY)	16894786.9	2016-10-17	3429559	2022-04-13	3429559	2022-04-13 (2036-10-17)
Czech Republic (CZ)	16894786.9	2016-10-17	3429559	2022-08-24	3429559	2022-04-27 (2036-10-17)
Denmark (DK)	16894786.9	2016-10-17	3429559	2022-04-13	3429559	2022-04-13 (2036-10-17)
Estonia (EE)	16894786.9	2016-10-17	022489	2022-09-15	022489	2022-09-15 (2036-10-17)
Finland (FI)	16894786.9	2016-10-17	3429559	2022-07-14	3429559	2022-07-14 (2036-10-17)
France (FR)	16894786.9	2016-10-17	3429559	2019-01-23	3429559	2022-04-13 (2036-10-17)
Germany (DE)	16894786.9	2016-10-17	602016071175	2022-04-28	602016071175	2022-04-28 (2036-10-17)
Great Britain (UK)	16894786.9	2016-10-17	3429559	2019-01-23	3429559	2022-04-13 (2036-10-17)
Greece (GR)	16894786.9	2016-10-17	20220401417	2022-08-16	20220401417	2022-08-16 (2036-10-17)
Hungary (HU)	16894786.9	2016-10-17	E 059 630	2022-11-28	E 059 630	2022-11-28 (2036-10-17)

Ireland (IE)	16894786.9	2016-10-17	3429559	2022-05-11	3429559	2022-05-11 (2036-10-17)
Iceland (IS)	16894786.9	2016-10-17	3429559	2022-08-15	3429559	2022-08-15 (2036-10-16)
Italy (IT)	16894786.9	2016-10-17	3429559	2019-01-23	3429559	2022-04-13 (2036-10-17)
Lithuania (LT)	16894786.9	2016-10-17	3429559	2022-08-10	3429559	2022-08-10 (2036-10-17)
Latvia (LV)	16894786.9	2016-10-17	3429559	2022-12-20	3429559	2022-12-20 (2036-10-17)
Luxembourg (LU)	16894786.9	2016-10-17	3429559	2019-01-23	3429559	2022-04-13 (2036-10-17)
Monaco (MC)	16894786.9	2016-10-17	3429559	2019-01-23	3429559	2022-04-13 (2036-10-17)
North Macedonia (MK)	16894786.9	2016-10-17	3429559	2019-01-23	3429559	2022-04-13 (2036-10-17)
Malta (MT)	16894786.9	2016-10-17	PT41461	2022-08-11	PT41461	2022-08-11 (2036-10-17)
Netherlands (NL)	16894786.9	2016-10-17	3429559	2019-01-23	3429559	2022-04-13 (2036-10-17)
Norway (NO)	16894786.9	2016-10-17	3429559	2022-08-29	3429559	2022-08-29 (2036-10-17)
Poland (PL)	16894786.9	2016-10-17	3429559	2022-11-07	3429559	2022-11-07 (2036-10-17)
Portugal (PT)	16894786.9	2016-10-17	3429559	2022-07-20	3429559	2022-07-20 (2036-10-17)
Romania (RO)	16894786.9	2016-10-17	3429559	2022-07-20	3429559	2022-07-20 (2036-10-17)
Serbia (RS)	16894786.9	2016-10-17	63383	2022-08-31	63383	2022-08-31 (2036-10-17)
Sweden (SE)	16894786.9	2016-10-17	SE 3429559 T3	2022-07-26	SE 3429559 T3	2022-07-26 (2036-10-17)
Slovenia (SI)	16894786.9	2016-10-17	3429559	2022-11-30	3429559	2022-11-30 (2036-10-17)
Slovak Republic (SK)	16894786.9	2016-10-17	40120	2022-10-12	40120	2022-04-13 (2036-10-17)
San Marino (SM)	16894786.9	2016-10-17	3429559	2022-07-20	3429559	2022-07-20 (2036-10-17)
Spain (ES)	16894786.9	2016-10-17	2922749	2022-09-20	2922749	2022-09-20 (2036-10-17)
Switzerland/ Lichtenstein (CH/LI)	16894786.9	2016-10-17	3429559	2022-4-14	3429559	2022-4-14 (2036-10-17)

Title: Taste Masked Phenylbutyrate and Compositions Therefore Assignee: Acer Therapeutics Inc.
Priority Application Numbers: U.S. Prov. Appl. Nos. 63/048,892 & 63/065,272 Priority Dates: 7 July 2020 (13 August 2020)
COUNTRY	APPLICATION NUMBER	FILING DATE	PUBLICATION NUMBER	PUBLICATION DATE	PATENT NUMBER	ISSUE DATE (EXPIRATION)	STATUS/ NOTES
Europe	21837284A1	2023-01-07	4178562	2023-05-17	—	— (2041-07-07 (est.))	Pending in EP

Title: Dosage Form for Improving Palatability of Drug Substance Assignee: Acer Therapeutics Inc.
Priority Application Number: 63/232,011 Priority Date: 11 August 2021
COUNTRY	APPLICATION NUMBER	FILING DATE	PUBLICATION NUMBER	PUBLICATION DATE	PATENT NUMBER	ISSUE DATE (EXPIRATION)	STATUS/ NOTES
International	PCT/US2022/040082	2022-08-11	WO 2023/018885	2023-02-16	—	— (2042-08-11 (est.))	International application that may be filed in Europe at national stage (2024-02-11).

Exhibit B

BCM Patents

Title: Method of Modulation of Branch Chained Acid and Uses Thereof Assignee: Baylor College of Medicine
Priority Application Number: 61/228,485 Priority Date: 24 July 2009
COUNTRY	APPLICATION NUMBER	FILING DATE	PUBLICATION NUMBER	PUBLICATION DATE	PATENT NUMBER	ISSUE DATE (EXPIRATION)	STATUS/ NOTES
Europe (EP)	10803013.1	2010-07-26	2456304	2012-05-30	2456304	2015-08-19 (2030-07-26)	Issued – nationalized in Europe as listed below
Austria (AT)	10803013.1	2010-07-26	2456304	2012-05-30	2456304	2015-08-19 (2030-07-26)
Germany (DE)	10803013.1	2010-07-26	602010026881	2015-10-10	602010026881	2015-10-10 (2030-07-26)
Denmark (DK)	10803013.1	2010-07-26	2456304	2012-05-30	2456304	2015-08-19 (2030-07-26)
Spain (ES)	10803013.1	2010-07-26	2546526	2015-08-19	2546526	2015-09-24 (2030-07-26)
France (FR)	10803013.1	2010-07-26	2456304	2012-05-30	2456304	2015-08-19 (2030-07-26)
Ireland (IE)	10803013.1	2010-07-26	2456304	2012-05-30	2456304	2015-08-19 (2030-07-26)
Italy (IT)	10803013.1	2010-07-26	2456304	2012-05-30	2456304	2015-08-19 (2030-07-26)
Monaco (MC)	10803013.1	2010-07-26	2456304	2012-05-30	2456304	2015-08-19 (2030-07-26)
Netherlands (NL)	10803013.1	2010-07-26	2456304	2012-05-30	2456304	2015-08-19 (2030-07-26)
Portugal (PT)	10803013.1	2010-07-26	2456304	2012-05-30	2456304	2015-08-19 (2030-07-26)
Sweden (SE)	10803013.1	2010-07-26	2456304	2012-09-15	SE 2456304	2015-08-19 (2030-07-26)

EXHIBIT C

PRODUCT TRADEMARKS

OLPRUVA AND MIX-AID

Mark: OLPRUVA Assignee: Acer Therapeutics Inc.
COUNTRY	SERIAL NUMBER	FILING DATE	PUBLICATION DATE	REGISTRATION NUMBER	REGISTRATION DATE	STATUS/ NOTES	RENEWAL DATE
Madrid Protocol (WIPO)	A0099587	8/25/2020	—	1553914	8/25/2020	Registered in all designated countries*	8/25/2030

*	Designations: CH - Switzerland, EM - European Union, GB- United Kingdom, and TR – Turkey; According to the Acer-Relief agreement in place, Turkey is an Acer Territory.

Mark: MIX-AID Assignee: Acer Therapeutics Inc.
COUNTRY	SERIAL NUMBER	FILING DATE	PUBLICATION DATE	REGISTRATION NUMBER	REGISTRATION DATE	STATUS/ NOTES	RENEWAL DATE
Madrid Protocol (WIPO)	A0113167	9/2/2021	—	1619736	9/2/2021	Registered in all designated countries*, except Refused/Abandoned in CH - Switzerland	9/2/2031

*	Designations: CH - Switzerland, EM - European Union, GB- United Kingdom, and TR – Turkey; According to the Acer-Relief agreement in place, Turkey is an Acer Territory.

SCHEDULE 1.5

Description of Product

•

A multiparticulate pharmaceutical composition or preparation which includes (a) an inert microcrystalline cellulose core (~14-15% by weight), (b) a layer of sodium phenylbutyrate (NaPB) API (~65% by weight), and (c) a layer of reverse enteric pH sensitive polymer (~6% by weight) and other GRAS excipients (~14% by weight)

SCHEDULE 4.2

COMMERCIAL SUPPLY AND QUALITY AGREEMENT TERM SHEET

This Term Sheet sets out the binding terms and conditions that ACER THERAPEUTICS INC., a Delaware corporation, with its principal place of business at 300 Washington Street, Suite 356, Newton, MA, USA 02458 (“Acer”), and RELIEF THERAPEUTICS HOLDING SA, a company organized and existing under the laws of Switzerland and having its registered address at Avenue de Secheron 15, 1202 Geneve, Switzerland (“Relief”) shall incorporate into a definitive commercial supply agreement and a related quality agreement for the Commercialization of the Product in the Relief Territory (individually and jointly referred to as the “CSQA”). The content of the Term Sheet has been agreed by the Parties taking into consideration the general supply terms of the agreements in force between Acer and its CDMCs for the Product. Any changes to the supply conditions applied by those CDMCs to Acer before the time of the entry into force of the CSQA will be taken into consideration by the Parties and discussed in good faith for the agreement of the final CSQA content.

TERMS AND CONDITIONS

1. Parties

A. ACER THERAPEUTICS INC., a Delaware corporation, with its principal place of business at 300 Washington Street, Suite 356, Newton, MA, USA 02458 (“Acer” or “Supplier”)

B. RELIEF THERAPEUTICS HOLDING SA, a company organized and existing under the laws of Switzerland and having its registered address at Avenue de Secheron 15, 1202 Geneve, Switzerland (“Relief”)

2. Definitions	Capitalized terms used but not defined in the body of this Term Sheet shall have the meanings given in the Exclusive License Agreement.

3. Product presentation

1.  Bulk Product. Acer shall supply the Product described in Schedule 1.5 of the Agreement as bulk drug product. Relief will be responsible for packaging, labelling, serialization and distribution of the Product for commercial sale in the Relief Territory.

2.  Finished Packaged Form Product. If requested by Relief, Acer will consider in good faith to supply the Product in finished dosage form, on mutually agreeable terms. To this extent, responsibilities on Packaging, Labelling, serialization will be defined by both parties in good faith in the CSQA Quality Agreement.

3.  In case of occurrence of potential issues related to the transfer of the bulk Product to the Relief Territory for final packaging, Acer shall make its Commercially Reasonable Efforts to solve such issues and support Relief in succeeding in achieving the Product finished packaged form.

4. Scope

1.  During the Term and in accordance with the terms and conditions set forth herein and in the CSQA, Acer shall supply and deliver to Relief or its Affiliates or to a Third-Party designated by Relief (each, a “Purchaser”) the quantity of Product ordered by the Purchaser through individual purchase order (each, a “Purchase Order”). Acer will work in good faith with Relief to obtain at Relief’s expense any new necessary permits and approvals to distribute the Product to a Purchaser in the Relief Territory. For sake of clarity, Acer shall not invoice any FTE Costs to Relief in relation to the foregoing.

2.  Relief’s Affiliates and CDMC appointed by Relief shall be entitled to execute Purchase Orders according to the terms of the CSQA. In case of Purchase Order submitted by a Relief’s Affiliate or a CDMC appointed by Relief, the submitting entity shall fulfill all the rights and obligations originating from the specific Purchase Order. For the sake of clarity, Relief shall be jointly responsible in relation to the Purchase Orders directly submitted by any of the above-mentioned entities. Purchasers shall hold all necessary permits and approvals to receive and possess the Product distributed by Acer.

5. Territory	Relief Territory.

6. Exclusivity

1.  Acer shall supply the Product to Purchaser in the Relief Territory on an exclusive basis and shall not supply the Product to any other person or entity in the Relief Territory.

2.  Relief is entitled to request Acer to allow the transfer of the manufacturing of the Product to CDMC. Notwithstanding the transfer and appointment of a Third-Party supplier, Relief shall maintain its right to submit Purchase Orders to Acer under the CSQA Supply Agreement.

7. Term

The CSQA shall be effective starting from its effective date and shall remain in force until the expiration of the Royalty Term (“Term”), unless earlier terminated in accordance with the terms agreed in the CSQA.

8. Forecast; Purchase Order

1.  Forecast. Starting from twelve (12) calendar months prior to launch in any country of the Relief Territory and per each calendar quarter thereafter, Relief shall provide Acer, on or before the 1st (first) day of each calendar quarter, with a written twelve (12) calendar months rolling forecast of its estimated orders for Product (each, a “Forecast”). The first six (6) calendar months rolling forecasts shall be binding, while the residual six (6) calendar months rolling forecasts shall be non-binding. Acer shall promptly inform Relief if it considers itself to be not able to supply the quantity of Product indicated in the Forecast.

2.  Purchase Order. During the Term, Relief may submit Purchase Order(s) in writing to Acer.

3.  Purchase Order acceptance. Acer will indicate acceptance or any change to the terms of a Purchase Order, in writing, within fifteen (15) Business Days from Acer’s receipt. For the sake of clarity, except for force majeure, Acer can delay or reject any Purchase Order only in case of Relief’s delay in the payment of Acer’s invoices or which exceeds the rolling forecast by 10%.

9. Quantity

1.  Capacity. Manufacturing capacity will be communicated by Acer to Relief as soon as it is clear to Acer. Acer shall use its Commercially Reasonable Efforts to improve its manufacturing capacity and supply chain to be able to satisfy a potential increase in the volume of Product ordered by the Purchaser up to a maximum of additional 30% (thirty per cent) of the volume reported in the non-binding part of the twelve (12) month rolling forecasts.

2.  No minimum commitment. Relief shall not be obliged to order, during the Term, any minimum amount of Product.

3.  Minimum Order Quantity. The minimum order quantity for each Purchase Order shall be a quantity corresponding to the Product batch size.

10. Delivery Terms

1.  Lead Time. For the Product in bulk, six (6) calendar months from the date of Acer’s receipt of the Purchase Order.

2.  Late Delivery. In case of delayed delivery, Acer shall pay to Relief an amount of penalty in line with the Acer’s CMDC terms.

3.  Delivery term. For the Product in bulk, FCA Glatt Ramsey as per INCOTERMS® 2020.

4.  Failure to supply. If Acer is in delay for delivery of 2 (two) Purchase Orders in any 12 (twelve) month period for more than 9 (nine) calendar weeks each, provided that it does not originate from a force majeure event, the Supplier shall make reasonable efforts to support Relief to transfer of the process to an alternate CDMC, including Acer’s CDMC.

11. Quality Agreement	The Parties shall enter into a quality agreement within ninety (90) calendar days before the estimated submission of the first Purchase Order.

12. Price and Payment Terms

1.  Price. The price to be paid by Purchaser to Acer under the CSQA shall be equal to the CoGs (“Price”). The Price shall be paid in USD.

2.  Payment terms. Forty-five (45) calendar days from receipt of Acer’s invoice to be issued to Purchaser upon delivery of the Product in accordance with the applicable Delivery Term. Interest on late payments will accrue at a rate of 2% percent per month or the maximum permitted by law, whichever is less. Interest shall be computed on the basis of a 360-day year and a 30-day month and compounded monthly.

13. Risk, Title, and Custody

1.  Risk of Loss. Unless otherwise agreed in writing by the Parties, the risk of loss in the Product shall pass from Supplier to Purchaser in accordance with the applicable Delivery Term.

2.  Title. Unless otherwise agreed in writing by the Parties, title to and custody of the Product shall transfer from Supplier to Purchaser at the time of the passage of the risk of loss in the Product from Supplier to Purchaser as set forth in the applicable Delivery Term.

14. Warranties

1.  Warranties. Supplier shall warrant to Purchaser:

a.   The Product in bulk form shall have at delivery a residual shelf life of 3 (three) calendar months;

b.  that during its shelf life, the Product shall strictly comply with the specifications;

c.   that the Product shall comply with all labels, labeling, shipping documents and invoices in all material respects;

d.  that the Product shall meet all the requirements of the European Union and, for the requirements of non-EU countries within the Relief Territory, Relief will provide its support to allow Acer to comply with;

e.   that the Product shall meet the agreed specifications;

f.   that it has good and marketable title to the Product;

g.  that any of its subcontracted companies involved in the manufacturing and distribution of the Product and its raw materials are qualified in accordance with and complies with the European Union and, for the requirements of non-EU countries within the Relief Territory, Relief will provide its support to allow Acer and its subcontractors to comply with;

h.  that the Product, and any raw material it consists of, to Supplier’s best knowledge, does not infringe upon any third parties’ intellectual property right in the Relief Territory .

15. Claims

1.  Quantity/visual detectable defects. Any claim for deficiency in the quantity of Product delivered or for any other defect detectable upon a reasonable visual inspection thereof at the delivery of Product, shall be made within twenty (20) Business Days from the date of delivery.

2.  Latent Defect. Any claim for non-conformity of Product with the relevant specifications shall be made within ten (10) Business Days from their discovery during the entire shelf life of the Product.

16. Audit Rights

1.  Audit rights. Upon reasonable advance notice and during Supplier’s normal business hours, Relief may, at its sole cost and expense, but free of charge, audit records, quality and pharmacovigilance systems, facilities, procedures, applicable billing records in connection with the manufacturing and supplying of Product and activities of the Supplier related to the Product to verify the Supplier’s compliance with the CSQA and the applicable law.

2.  Quality. For quality audits, Relief, at its sole cost and expense, but free of charge, may accompany Acer at Acer scheduled CDMC audits with agreement of Acer CDMC for an ordinary audit once over a period of three (3) years and upon reasonable prior notice, while for-cause audits to Acer or Acer CDMC when necessary and upon short notice in coordination with Acer.

17. Law; Dispute	Governing law and dispute resolution shall be in accordance with the Exclusive License Agreement.